SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – October 29, 2004

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.06. Material Impairments.

Item 8.01. Other Events.

As previously reported, in 1994, we were awarded a fixed-price contract at the direction of the Department of Energy (DoE) for the design, construction and limited test of remediation facilities, and the remediation of waste found in Pit 9, located on the Idaho National Engineering and Environmental Laboratory reservation. Lockheed Martin Idaho Technologies Company (LMITCO), the DoE management contractor, terminated the Pit 9 contract for default on June 1, 1998. On August 11, 1998, LMITCO filed a lawsuit naming us as a defendant in the United States District Court for the District of Idaho. That lawsuit, together with our counterclaims, were tried in a bench trial from August through November 2003. At trial, LMITCO sought damages and interest totaling approximately $100 million. We sought to overturn the termination for default and claimed damages of approximately $270 million.

On October 29, 2004, the court rendered a decision upholding the termination for default and rejecting our counterclaims. The court concluded that we must repay $54 million in progress payments made under the contract, plus interest, and pay approximately $12 million in decontamination and decommissioning costs. In addition, as previously disclosed, we had assumed that we would recover some portion of the costs we incurred, which were recorded in inventory.

As a result of the court’s decision, we expect to record an after-tax charge in the fourth quarter of 2004 of approximately $110 million (or about $0.25 per share) for the potential payment of damages attributable to the decision and to write off the costs that we had previously assumed were recoverable. We are continuing to review the court’s decision. The final resolution of the lawsuit may depend upon the outcome of further proceedings.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

/s/ Rajeev Bhalla
Rajeev Bhalla
Vice President and Controller

November 1, 2004

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